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                                  EXHIBIT 10.3


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                        SUPPLEMENTAL RETIREMENT AGREEMENT


        THIS SUPPLEMENTAL RETIREMENT AGREEMENT dated as of the 1st day of November, 2002 by and between ATLANTIC COAST FEDERAL, its successors and assigns and ROBERT J. LARISON, JR. (the "Executive").

                                   WITNESSETH:

        WHEREAS, the Executive has heretofore performed his duties in an exemplary and efficient manner as a long standing employee of Atlantic Coast Federal;

        WHEREAS, Atlantic Coast Federal wishes to provide the Executive with supplemental retirement benefits consistent with his executive duties on behalf of Atlantic Coast Federal and its subsidiaries, as well as comparable to the type of non-qualified retirement benefits provided by other employers to similarly situated executives with similar responsibilities, duties and functions; and

        WHEREAS, Atlantic Coast Federal believes that the supplemental retirement benefits to be provided to the Executive pursuant to this Agreement will induce continued service by the Executive with Atlantic Coast Federal, which continued service is deemed essential for the future growth and success of Atlantic Coast Federal and its subsidiaries:

        NOW, THEREFORE, in consideration of the premises and covenants contained herein, Atlantic Coast Federal and the Executive hereby agree as follows:

1. DEFINITIONS. In this Agreement, the following words and phrases shall have the following meanings:

        (a) ACCRUED BENEFIT PERCENTAGE shall mean, except as otherwise provided in this Agreement, 2.5% for each full calendar quarter of the Executive's employment since January 1, 2002, calculated through the last day of the calendar quarter in which the Executive (i) experiences a Separation from Service or (ii) attains the Normal Retirement Date, whichever shall first occur; PROVIDED, HOWEVER, that in no event shall the Accrued Benefit Percentage exceed 60%, PROVIDED, FURTHER, HOWEVER, the Accrued Benefit Percentage shall be increased by 3% for each full year of employment following the Normal Retirement Date (e.g., for the first additional year the Accrued Benefit Percentage shall be 63%). There shall be no duplication of the Accrued Benefit Percentage for service with more than one employer.

        (b) ADMINISTRATOR shall mean the person or committee appointed by the Board of Directors of Atlantic Coast Federal to administer this Agreement. If a committee is appointed by the Board of Directors, a majority of those persons shall constitute a quorum and the act of the majority of such of persons either at a meeting or by written consent, shall be the act of the Administrator. The administrator may adopt


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                such rules and procedures, not inconsistent with this Agreement, as it deems necessary or appropriate in order to administer this Agreement.

        (c) AVERAGE COMPENSATION shall mean the amount determined by dividing by three (3) the total monetary compensation earned by the Executive from Atlantic Coast Federal and its affiliates and subsidiaries (or any successors thereto by merger or purchase) during the three annual periods in the ten year period prior to his Separation from Service that results in the largest total, including but not limited to salary, bonuses and incentive compensation (but excluding specifically stock-based compensation, such as restricted stock, stock options and stock appreciation rights). An annual period shall consist of any twelve (12) month consecutive period not including any portion of another twelve (12) month period.

        (d) BENEFIT COMMENCEMENT DATE shall mean the first business day of the calendar month following the Executive's Separation from Service after the earlier of the (i) Early Retirement Date or
                (ii) Normal Retirement Date.

        (e) CAUSE shall mean a Separation from Service that arises from the Executive's gross negligence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, and willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order.

        (f) CHANGE IN CONTROL except as provided in this section, the term "Change in Control" shall mean:

                (i) a transaction at the conclusion of which Atlantic Coast Federal or a mutual holding company ("MHC") controlling the institution becomes in stock form and any person or company or group of persons or companies acting in concert, as defined in 12 C.F.R. Part 574 (the "OTS Control Regulations") controls Atlantic Coast Federal or the MHC under the OTS Control Regulations;

                (ii) an event of a nature that (a) results in a change in control within the meaning of the Home Owners' Loan Act or the OTS Control Regulations, of Atlantic Coast Federal or a company controlling Atlantic Coast Federal (the "Holding Company") after the date of this Agreement or (b) would be required to be reported in response to Item 1 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") if such requirements were applicable to Atlantic Coast Federal or the Holding Company;

                (iii) any person (as the term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, acquires securities of Atlantic Coast Federal or the Holding Company representing 20% or more of any class of voting securities of Atlantic Coast Federal or the Holding Company;


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                (iv) individuals who are members of the board of directors of
                Atlantic Coast Federal on the date of this Agreement (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election or appointment was approved by at least three-quarters of the directors comprising the Incumbent Board or whose nomination for election by Atlantic Coast Federal's stockholders or members was approved by the nominating committee serving under an Incumbent board, shall be considered a member of the Incumbent Board; or

                (v) a reorganization, merger, consolidation, sale of all or substantially all of the assets of Atlantic Coast Federal or a Holding Company or a similar transaction in which Atlantic Coast Federal or a Holding Company is not the resulting entity or a transaction at the completion of which the former stockholders of the acquired corporation become the holders of more than 40% of the outstanding common stock of Atlantic Coast Federal or the Holding Company and it is the resulting entity of such transaction.

                The term "Change in Control" shall not include: (i) an acquisition of securities by an employee benefit plan of Atlantic Coast Federal or a Holding Company, (ii) a transaction, independent of any transaction with a third party, in which Atlantic Coast Federal forms an MHC controlling the institution; or (iii) a corporate reorganization in which the ultimate parent holding company of Atlantic Coast Federal immediately prior to such transaction and control of such ultimate parent holding company do not change. In the application of 12 C.F.R. Part 574 to a determination of a Change in Control, determinations to be made by the OTS shall be made by the Incumbent Board.

        (g) DISABLED OR DISABILITY shall mean the Executive's suffering a sickness, accident or injury which has been determined by the carrier of any individual or group long-term disability insurance policy carried by Atlantic Coast Federal covering the Executive, or if no such policy exists, then as determined by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. The Executive must submit proof to Atlantic Coast Federal of the carrier's or Social Security Administration's determination to Atlantic Coast Federal.

        (h) EARLY RETIREMENT DATE shall mean a date selected by the Executive for his voluntary Separation from Service prior to the Normal Retirement Date.

        (i) INVOLUNTARY TERMINATION shall mean Separation from Service without the Executive's express written consent, and shall include a material diminution of or interference with the Executive's duties, responsibilities and benefits as President and Chief Executive Officer of Atlantic Coast Federal, including (without limitation) any of the following actions unless consented to in writing by the Executive: (i) a change in the principal workplace of the Executive to a location outside of a 30 mile radius


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                from Atlantic Coast Federal's main office as of the date hereof;
                (ii) a material demotion of the Executive; (iii) a material reduction in the number or seniority of other personnel reporting to the Executive or a material reduction in the frequency with which, or on the nature of the matters with respect to which, such personnel are to report to the Executive, other than as part of an institution-wide reduction in staff;
                (iv) a material adverse change in the Executive's salary, perquisites, benefits, contingent benefits or vacation, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of Atlantic Coast Federal; and (v) a material permanent increase in the required hours of work or the workload of the Executive. The term "Involuntary Termination" does not include termination for Cause or termination of employment due to retirement, death, Disability or suspension or temporary or permanent prohibition from participation in the conduct of Atlantic Coast Federal's affairs under Section 8 of the Federal Deposit Insurance Act.

        (j) MONTHLY BENEFIT shall mean the Average Compensation multiplied by the Accrued Benefit Percentage and then divided by twelve
                (12), calculated at the time of Separation from Service.

        (k) NORMAL RETIREMENT DATE shall mean the date the Executive attains age 55.

        (l) SEPARATION FROM SERVICE shall mean the date of cessation of the employment relationship (other than an approved leave of absence) between the Executive and Atlantic Coast Federal and its affiliates and subsidiaries (including any successor in interest, if applicable).

2.      PAYMENT OF BENEFITS.

        (a)     RETIREMENT BENEFIT.

                If the Executive is living on the Benefit Commencement Date, Atlantic Coast Federal shall pay the Monthly Benefit to him on each of the Benefit Commencement Date and on the first business day of each calendar month thereafter for a total of 180 months.

        (b)     DEATH BENEFIT.

                (i) DEATH DURING OR AFTER SERVICE. If the Executive dies prior to receiving any payments under this Agreement, Atlantic Coast Federal shall pay to the beneficiary designated on Exhibit A, using an Accrued Benefit Percentage of 60%, the Monthly Benefit commencing on the first business day of the month following what would have been the Executive's Normal Retirement Date and on the first business day of each calendar month thereafter for a period of 180 months. The Average Compensation calculation shall assume that the Executive's compensation increased by


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                        3% for each full calendar year that occurs prior to what
                        would have been his 55th birthday.

                (ii) DEATH DURING BENEFIT PERIOD. If the Executive dies while receiving payments under this Agreement, Atlantic Coast Federal's obligation to make the monthly payments under the applicable section of this Agreement shall continue to the beneficiary designated on Exhibit A.

        (c) DISABILITY BENEFIT. In the event that the Executive incurs a Separation from Service due to a Disability, Atlantic Coast Federal shall pay the Executive in accordance with the Disability Benefit Election Form, attached as Exhibit B, which shall be completed and filed with Atlantic Coast Federal by the Executive.

        (d) INVOLUNTARY TERMINATION BENEFIT. In the event the Executive incurs a Separation from Service due to an Involuntary Termination, Atlantic Coast Federal shall pay the Monthly Benefit to the Executive, using an Accrued Benefit Percentage of 60%, commencing on the first business day of the month following the Normal Retirement Date and on the first business day of each calendar month thereafter for a total of 180 months.

        (e)     INVOLUNTARY TERMINATION WITH A CHANGE IN CONTROL. Subject to
                Section 6, in the event the Executive incurs a Separation from Service due to an Involuntary Termination in connection with a Change in Control, Atlantic Coast Federal shall pay the Executive the Change in Control benefit in accordance with the Change of Control Benefit Election Form, attached as Exhibit C, which shall be completed and filed with Atlantic Coast Federal by the Executive.

3. TERMINATION FOR CAUSE. Except as may be prohibited by federal law, in the event that the Executive incurs a Separation from Service due to an termination for Cause, the Executive shall only be entitled to the Monthly Benefit calculated at the time of his Separation from Service with payment commencing on the first business day of the month following the Normal Retirement Date and on the first business date of each calendar month thereafter for a total of 180 months.

4. CLAIMS. In the event a claim for benefits is wholly or partially denied under this Agreement, the Executive or any other person claiming benefits under this Agreement (a "Claimant") shall be given notice in writing within 30 calendar days after the Administrator's receipt of the claim. For good cause shown, the Administrator may extend this period for an additional 30 calendar days. Any denial must specifically set forth the reasons for the denial and any additional information necessary to rescind such denial. The Claimant shall have the right to seek a review of the denial by filing a written request with the Administrator within 60 calendar days of receipt of the denial. Such request may be supported by such documentation and evidence deemed relevant by the Claimant. Following receipt of this information, the Administrator shall make a final determination


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        and notify the Claimant in writing within 60 calendar days of the
        Administrator's receipt of the request for review together with the specific reasons for the decision.

5. GENERAL ASSETS AND FUNDING. The amounts payable under this Agreement are payable from the general assets of Atlantic Coast Federal and no special fund or arrangement is intended to be established hereby nor shall Atlantic Coast Federal be required to earmark, place in trust or otherwise segregate assets with respect to this Agreement or any benefits hereunder. The Administrator reserves the right to determine how Atlantic Coast Federal will fund its obligation undertaken by this Agreement. Should the Administrator elect to purchase assets relating to this Agreement, in whole or in part, through the medium of life insurance or annuities, or both, Atlantic Coast Federal shall be the owner and beneficiary of each such policy unless otherwise provided by this Agreement. Atlantic Coast Federal reserves the absolute right, in its sole discretion, to terminate such life insurance or annuities, as well as any other investment program, at any time, in whole or in part unless otherwise provided by this Agreement. Such termination shall in no way affect Atlantic Coast Federal's obligation to pay the Executive and spouse as provided in this Agreement. At no time shall the Executive or spouse be deemed to have any right, title, or interest in or to any specific asset or assets of Atlantic Coast Federal, including but not by way of restriction, any insurance or annuity contract and contracts or the proceeds therefrom.

6. CERTAIN REDUCTIONS. Notwithstanding any other provision of this Agreement, if the value and amounts of benefits under this Agreement, together with any other amounts and the value of benefits received or to be received by the Executive in connection with a Change in Control would cause any amount to be nondeductible for federal income tax purposes by Atlantic Coast Federal or the consolidated group of which Atlantic Coast Federal is a member pursuant to Section 280G of the Code, then amounts and benefits under this Agreement shall be reduced (not less than zero) to the extent necessary so as to maximize amounts and the value of benefits to the Employee without causing any amount to become nondeductible by Atlantic Coast Federal pursuant to or by reason of such Section 280G. The Employee shall determine the allocation of such reduction among payments and benefits to the Employee.

7. BENEFICIARY DESIGNATIONS. The Executive shall designate a beneficiary by filing with Atlantic Coast Federal a written designation of beneficiary on a form substantially similar to the form attached as Exhibit A. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by Atlantic Coast Federal during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's surviving spouse, if any, and if none, to the Executive's surviving children and the descendants of any deceased child by right of representation, and if no children or descendants survive, to the Executive's estate.


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       If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, Atlantic Coast Federal may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person, or to a custodian selected by Atlantic Coast Federal under the Georgia Uniform Transfers to Minors Act for the benefit of such minor. Atlantic Coast Federal may require proof of incompetency, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge Atlantic Coast Federal from all liability with respect to such benefit.

8.      MISCELLANEOUS.

        (a) WITHHOLDING. To the extent amounts payable under this Agreement are determined by the Administrator, in good faith, to be subject to federal, state or local income tax, Atlantic Coast Federal may withhold from each such payment an amount necessary to meet the employer's obligation to withhold amounts under the applicable federal, state or local law.

        (b) GOVERNING LAW. This Agreement shall be construed under the laws of the State of Georgia, except to the extent that federal law applies.

        (c) FUTURE EMPLOYMENT. This Agreement shall not be construed as providing the Executive the right to be continued in the employ of Atlantic Coast Federal or its affiliates or subsidiaries.

        (d) NO PLEDGE OR ATTACHMENT. No benefit which is or may become payable under this Agreement shall be subject to any anticipation, alienation, sale, transfer, pledge, encumbrance or hypothecation or subject to any attachment, levy or similar process and any attempt to effect any such action shall be null and void.

        (e) AMENDMENT OR TERMINATION OF AGREEMENT. This Agreement may be terminated or amended, in whole or in part, only upon the mutual written agreement of Atlantic Coast Federal and the Executive, provided, however, in the event that any legislative, regulatory, judicial or other action would cause the benefits to be taxable to the Executive prior to their actual receipt, Atlantic Coast Federal shall pay to the Executive, within 30 days of notification by the Executive under this Agreement, a lump sum payment equal to the amount accrued by Atlantic Coast Federal under generally accepted accounting principles for the benefits under this Agreement.

        (f) SUCCESSORS AND ASSIGNS. This Agreement and the obligations of Atlantic Coast Federal herein shall be binding upon the successors and assigns of Atlantic Coast Federal. This Agreement may not be assigned by Atlantic Coast Federal without the prior written consent of the Executive or any other beneficiary receiving payments under this Agreement.


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        (g)     PARTICIPATION IN PLANS. Nothing contained in this Agreement shall be construed to alter, abridge, or in any manner affect the rights and privileges of the Executive to participate in and be covered by any pension, profit sharing, group insurance, bonus, incentive, or other employee plans which Atlantic Coast Federal or its affiliates or subsidiaries may now or hereafter have.

        (h) NOTICES. Any notices under this Agreement shall be provided to the Executive at his last address on file with the Administrator and shall be provided to the Administrator in care of President, Atlantic Coast Federal, 505 Haines Avenue, Waycross, Georgia 31501.

        (i) HEADINGS. Headings of sections herein are inserted for convenience of reference. They are not to be considered in the construction of this Agreement.

        (j) SAVINGS CLAUSE. If any provision of this Agreement shall be for any reason invalid or unenforceable, the remaining provisions shall be carried into effect.

        (k) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between Atlantic Coast Federal and the Executive as to the subject matter hereof. No rights are granted to the Executive be virtue of this Agreement other than as specifically set forth herein.

        (l) SUICIDE. No benefits shall be payable if the Executive commits suicide within two (2) years after the date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by Atlantic Coast Federal

        (m) TOP HAT AGREEMENT. For purposes of the Internal Revenue Code, Atlantic Coast Federal intends this Agreement to be an unfunded, unsecured promise to pay on the part of Atlantic Coast Federal. For purposes of ERISA, Atlantic Coast Federal intends this Agreement to be an unfunded obligation solely for the benefit of the Executive for the purpose of qualifying this Agreement for the "top hat" exception under sections 201(2), 301(a)(3) and 401(a) of ERISA.


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        The parties have caused this Agreement to be executed and delivered as of the date first above written.


                                         ATLANTIC COAST FEDERAL




                                By:      /s/ H. Dennis Woods
                                         ---------------------------------------
                                         Name:
                                         Title:

                                         EXECUTIVE


                                         /s/ Robert J. Larison
                                         ---------------------------------------
                                         Robert J. Larison, Jr.



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